Exhibit 99.1

NEWS RELEASE

Contacts:

Fernando Vivanco	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-505-3780	+1-763-505-4626

FOR IMMEDIATE RELEASE

Medtronic Announces Cash Tender Offer for Up to $2.75 Billion Aggregate Purchase Price of Certain Outstanding Debt Securities Issued by Medtronic, Inc. and
Covidien International Finance S.A.

DUBLIN - March 31, 2016 - Medtronic plc (the “Company”) (NYSE: MDT) today announced the commencement of a cash tender offer (the “Tender Offer”) by its wholly-owned subsidiaries, Medtronic, Inc. (“Medtronic, Inc.”) and Covidien International Finance S.A. (“CIFSA” and, together with Medtronic, Inc., the “Offerors”), for up to $2.75 billion combined aggregate purchase price (excluding accrued and unpaid interest to, but not including, the applicable settlement date and excluding fees and expenses related to the Tender Offer) (the “Maximum Tender Amount”) of CIFSA’s 6.550% Senior Notes due 2037 and 2.950% Senior Notes due 2023 and Medtronic, Inc.’s 4.000% Senior Notes due 2043, 2.750% Senior Notes due 2023, 4.450% Senior Notes due 2020, 4.375% Senior Notes due 2035 and 2.500% Senior Notes due 2020 (collectively, the “Notes”). The purpose of the Tender Offer is to reduce the level of the Company’s indebtedness, consistent with the capital allocation plans announced by the Company on January 11, 2016. The Company continues to target an A credit profile.

The following table sets forth certain information regarding the Notes and the Tender Offer:

Title of Security	CUSIP Numbers	Issuer/Offeror	Principal Amount Outstanding	Tender Cap (1)	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page (2)	Early Tender Premium (per $1,000)	Fixed Spread (basis points)(3)
6.550% Senior Notes due 2037	22303QAH3	CIFSA	$850,000,000	$600,000,000	1	3.000% U.S. Treasury Notes due 11/15/2045	FIT1	$30.00	130
2.950% Senior Notes due 2023	22303QAP5	CIFSA	$750,000,000	$250,000,000	2	1.625% U.S. Treasury Notes due 02/15/2026	FIT1	$30.00	40
4.000% Senior Notes due 2043	585055AY2	Medtronic, Inc.	$750,000,000	$250,000,000	3	3.000% U.S. Treasury Notes due 11/15/2045	FIT1	$30.00	100
2.750% Senior Notes due 2023	585055AZ9	Medtronic, Inc.	$1,250,000,000	$400,000,000	4	1.625% U.S. Treasury Notes due 02/15/2026	FIT1	$30.00	25
4.450% Senior Notes due 2020	585055AS5	Medtronic, Inc.	$1,250,000,000	$400,000,000	5	1.250% U.S. Treasury Notes due 03/31/2021	FIT1	$30.00	20
4.375% Senior Notes due 2035	585055BT2	Medtronic, Inc.	$2,500,000,000	$450,000,000	6	3.000% U.S. Treasury Notes due 11/15/2045	FIT1	$30.00	90
2.500% Senior Notes due 2020	585055BG0	Medtronic, Inc.	$2,500,000,000	$150,000,000	7	1.250% U.S. Treasury Notes due 03/31/2021	FIT1	$30.00	25

(1)	The Tender Caps for each series represents the maximum aggregate principal amount of notes of such series that will be purchased in the Tender Offer.

(2)	The applicable page on Bloomberg from which the lead dealer managers for the Tender Offer will quote the bid-side prices of the applicable U.S. Treasury Security on the Price Determination Date.

(3)	Inclusive of the Early Tender Premium.

The Tender Offer is being made upon and is subject to the terms and conditions set forth in the Offer to Purchase dated March 31, 2016 (the “Offer to Purchase”) and the related Letter of Transmittal. The Tender Offer will expire at 11:59 p.m., New York City time, on April 27, 2016, unless extended or earlier terminated by the Offerors (the “Expiration Date”). Tenders of Notes may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on April 13, 2016 (the “Early Tender Deadline”), but may not be withdrawn thereafter except in certain limited circumstances where additional withdrawal rights are required by law.

The consideration paid in the Tender Offer for each series of Notes that are validly tendered and accepted for purchase will be determined in the manner described in the Offer to Purchase by reference to a fixed spread over the yield to maturity of the applicable U.S. Treasury Security specified in the table above and in the Offer to Purchase (the “Total Consideration”). Holders of Notes that are validly tendered and not withdrawn at or prior to the Early Tender Deadline and accepted for purchase will receive the applicable Total Consideration, which includes an early tender premium of $30.00 per $1,000 principal amount of the Notes accepted for purchase (the “Early Tender Premium”). Holders of Notes who validly tender their Notes following the Early Tender Deadline and on or prior to the Expiration Date will only receive the applicable “Tender Offer Consideration” per $1,000 principal amount of any such Notes tendered by such holders that are accepted for purchase, which is equal to the applicable Total Consideration minus the Early Tender Premium. The Total Consideration will be determined at 11:00 a.m., New York City time, on April 14, 2016, unless extended by the Offerors.

Payments for Notes purchased will include accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the applicable settlement date for such Notes accepted for purchase. The settlement date for Notes that are validly tendered on or prior to the Early Tender Deadline is expected to be April 15, 2016, two business days following the Early Tender Deadline (the “Early Settlement Date”). The settlement date for Notes that are tendered following the Early Tender Deadline but on or prior to the Expiration Date is expected to be April 28, 2016, one business day following the Expiration Date (the “Final Settlement Date”), assuming the Maximum Tender Amount is not purchased on the Early Settlement Date.

Subject to the Tender Caps as set forth in the table above and the Maximum Tender Amount, all Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline having a higher Acceptance Priority Level (with 1 being the highest) will be accepted before any tendered Notes having a lower Acceptance Priority Level (with 7 being the lowest), and all Notes validly tendered after the Early Tender Deadline having a higher Acceptance Priority Level will be accepted before any Notes tendered after the Early Tender Deadline having a lower Acceptance Priority Level. However, even if the Tender Offer is not fully subscribed as of the Early Tender Deadline, subject to the Tender Caps and the Maximum Tender Amount, Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline will be accepted for purchase in priority to Notes tendered after the Early Tender Deadline even if such Notes tendered after the Early Tender Deadline have a higher Acceptance Priority Level than Notes tendered prior to the Early Tender Deadline.

Notes of a series may be subject to proration if the aggregate principal amount of the Notes of such series validly tendered and not validly withdrawn is greater than the applicable Tender Cap or would cause the Maximum Tender Amount to be exceeded. Furthermore, if the Tender Offer is fully subscribed as of the Early Tender Deadline, holders who validly tender Notes following the Early Tender Deadline will not have any of their Notes accepted for payment.

The Offerors’ obligation to accept for payment and to pay for the Notes validly tendered in the Tender Offer is subject to the satisfaction or waiver of the conditions described in the Offer to Purchase. The Offerors reserve the right, subject to applicable law, to: (i) waive any and all conditions to the Tender Offer; (ii) extend or terminate the Tender Offer; (iii) increase or decrease the Maximum Tender Amount and/or increase, decrease or eliminate one or more of the Tender Caps; or (iv) otherwise amend the Tender Offer in any respect.

The Company expects the costs related to this transaction to be recognized as a one-time expense in its fourth fiscal quarter, and will be excluded from its non-GAAP results. The Company does not expect this transaction to affect its fourth quarter interest expense outlook or its fiscal year 2016 earnings per share guidance.

BofA Merrill Lynch, Citigroup Global Markets, Inc. and J.P. Morgan Securities LLC are acting as the lead dealer managers for the Tender Offer and HSBC Securities (USA) Inc., Mizuho Securities USA Inc. and Wells Fargo Securities, LLC are acting as co-dealer managers. The information agent and tender agent is Global Bondholder Services Corporation. Copies of the Offer to Purchase, Letter of Transmittal and related offering materials are available by contacting Global Bondholder Services Corporation at (866) 470-4200 (U.S. toll-free) or (212) 430-3774 (banks and brokers). Questions regarding the Tender Offer should be directed to BofA Merrill Lynch, Liability Management Group, at (980) 387-3907 (collect) or (888) 292-0070 (toll-free); Citigroup Global Markets, Inc., Liability Management Group at (212) 723-6106 (collect) or (800) 558-3745 (toll free) or J.P. Morgan Securities LLC, Liability Management Group, at (212) 834-3424 (collect) or (866) 834-4666 (toll-free). This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies - alleviating pain, restoring health and extending life for millions of people around the world. Medtronic plc employs more than 85,000 people worldwide, serving physicians, hospitals and patients in approximately 160 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

This press release contains forward-looking statements that are not historical in nature. Such forward looking statements are subject to risks and uncertainties, including the risks related to the acceptance of any tendered Notes, the expiration and settlement of the Tender Offer, the satisfaction of conditions to the Tender Offer, whether the Tender Offer will be consummated in accordance with terms set forth in the Offer to Purchase or at all and the timing of any of the foregoing, competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation and general economic conditions and other risks and uncertainties described in the Company’s periodic reports on file with the U.S. Securities and Exchange Commission including the Annual Report on Form 10-K of the Company, as filed with the U.S. Securities and Exchange Commission. In some cases, you can identify these statements by forward-looking words, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. None of Medtronic plc, Medtronic, Inc. or Covidien International Finance, S.A. undertakes to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.

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